Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS THIRD QUARTER AND NINE MONTH RESULTS

SAN FRANCISCO, CA (November 6, 2008) – Design Within Reach, Inc. (NASDAQ: DWRI) today announced financial results for the third quarter and nine months ended September 27, 2008.

Third Quarter Results:

•

Product sales for the third quarter of 2008 decreased 12.9% to $39.8 million, compared to $45.8 million recorded in the third quarter of 2007. Net sales, which are primarily comprised of product sales and shipping revenue, decreased 13.7% to $42.3 million in the third quarter of 2008 from $49.0 million in the same period last year. Gross profit margin decreased to 40.9% in the third quarter of 2008, compared to 44.5% in the same period last year.

•	Net sales by sales channel were as follows:

•

Studio sales were $28.8 million in the third quarter of 2008, down 10.2% from $32.1 million in the same period last year, in part, due to declining demand attributable to current economic conditions. Design Within Reach operated 68 studios, one DWR:Tools for Living store in New York City and the DWR Annex, an outlet for returned and discontinued merchandise, at the end of the third quarter of 2008, compared to 65 studios and one outlet open at the end of the third quarter of 2007. Following the close of the quarter, the Company opened a second DWR:Tools for Living Store in Santa Monica, California.

•

Direct sales (including phone sales and sales through the Design Within Reach website) were $8.7 million in the third quarter of 2008, a decrease of approximately 26.8% from $11.8 million in the third quarter of 2007.

•

Product margin, which the Company defines as product gross profit divided by product sales, was 45.3% for the third quarter of 2008, compared to 47.9% in the third quarter of 2007. The decrease is primarily attributable to a warehouse sale held in the third quarter of 2008 for damaged and overstock inventory, for which margins were lower than margins on products sold through the Company’s integrated sales channels. For more information regarding the calculation of product margin, please see the discussion under the heading “Non-GAAP Financial Information” below.

•	Selling, general and administrative expenses were $21.8 million for the third quarter of 2008, compared to $21.3 million in the same period last year.

•

Loss before income taxes for the third quarter of 2008 was $4.4 million, compared to income before income taxes of $2.3 million in the same period last year. Net loss for the third quarter of 2008 was $5.6 million, or $(0.39) per diluted share, compared to net income of $2.4 million, or $0.17 per diluted share, in the third quarter of 2007. An income tax expense of $1.2 million was recorded in the third quarter of 2008 to reverse an income tax benefit recorded in the six months ended June 28, 2008, because recent adverse changes in the economy and decline in demand for our products have indicated that, more likely than not, the tax benefit of the year-to-date pre-tax loss would not be realized during fiscal year 2008. An income tax benefit of $0.1 million was recorded in the third quarter of 2007.

Nine Month Results:

•

Net sales for the nine months ended September 27, 2008 decreased 3.8% to $136.5 million from $141.9 million in the same period last year. Net loss for the nine months ended September 27, 2008 was $6.4 million, compared to a net loss of $1.9 million in the same period last year. No income tax benefit was recorded in the nine months ended September 27, 2008 because recent adverse changes in the economy and decline in demand for our products have indicated that, more likely than not, the tax benefit of the year-to-date pre-tax loss would not be realized during fiscal year 2008. An income tax benefit of $0.1 million was recorded in the nine months ended September 29, 2007.

As of September 27, 2008, Design Within Reach had approximately $16.6 million in working capital resources, including approximately $5.1 million in cash and cash equivalents and approximately $11.5 million available for advances under its revolving credit facility. The Company has invested approximately $4.5 million in capital expenditures in the first nine months of 2008, and expects to invest approximately $3.0 million during the remainder of the year for information technology, DWR:Tools for Living stores and select studio remodels.

Guidance

Given the unprecedented macro-economic environment and the difficulty in forecasting future trends, the Company is withdrawing its previously-issued sales and earnings guidance for fiscal 2008. The Company is focused primarily on cash flow and remains committed to taking the necessary steps, including reducing expenses and managing inventory, to maintain liquidity and position the Company to achieve improved results when consumer spending increases.

Conference Call

Design Within Reach, Inc. will host a fireside chat conference call to discuss current business trends on Wednesday, November 12, 2008 at 1:30 p.m. Pacific (4:30 p.m. Eastern) with Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer. To access the conference call, participants in North America should dial (800) 762-9058 and international participants should dial (480) 629-9572. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com. A telephone replay will be available through November 26, 2008. To access the replay, please dial (800) 406-7325 (domestic) or (303) 590-3030 (international), passcode 3934904.

Non-GAAP Financial Information

This press release presents product margin, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes product margin is a useful financial measure as it removes the impact of shipping revenues and expenses from gross margin. Management believes shipping operations do not reflect the core operations of Design Within Reach’s business. For a reconciliation of product margin to the most comparable GAAP measure, see the following reconciliation of GAAP gross margin to product margin.

Amount in thousands, Except percentages	Thirteen Weeks Ended September 27, 2008	Thirteen Weeks Ended September 29, 2007	Thirty-nine Weeks Ended September 27, 2008	Thirty-nine Weeks Ended September 29, 2007
Product Sales	$39,847	$45,767	$127,970	$132,876
Commissions, License and Royalty Fees	31	2	70	11
Shipping Revenue	2,438	3,257	8,450	9,055

Net Sales	$42,316	$49,026	136,490	$141,942
Product Gross Profit	$18,058	$21,900	$62,486	$62,853
Product Profit %	45.3%	47.9%	48.8%	47.3%
Commissions, License and Royalty Fees Gross Profit	30	2	65	8
Commissions, License and Royalty Fees Profit %	96.8%	100.0%	92.9%	72.7%
Shipping Gross Loss	(761)	(97)	(1,113)	(993)
Shipping Loss %	(31.2)%	(3.0)%	(13.2)%	(11.0)%
Total Gross Profit	$17,327	$21,805	$61,438	$61,868
Total Gross Profit %	40.9%	44.5%	45.0%	43.6%

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, California, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and contract customers through 68 studios, one DWR:Tools for Living store and the DWR Annex in the United States and Canada, its San Francisco-based phone sales team at (800) 944-2233, and www.dwr.com.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we have recently revised our corporate strategy and our new strategy may not be successful; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; the expansion of our studio operations could result in increased expenses with no guarantee of increased revenues; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; recent turmoil in the credit markets and the financial services industry may negatively impact our business, results of operations, financial condition, liquidity or market price of our common stock; we are subject to various risks and uncertainties that might affect our ability to procure quality merchandise from our vendors or receive favorable payment terms from our vendors; we rely on catalog-based marketing, which could have significant cost increases and could have unpredictable results; we must manage our online business successfully or our business will be adversely affected; we have made and will continue to make certain systems changes that might disrupt our supply chain operations and delay financial results; management has identified material weaknesses in internal controls over financial reporting; our failure to implement and maintain effective internal controls in our business could have a material adverse effect on our business, financial condition, results of operations and stock price; we may need additional financing and may not be able to obtain additional financing on favorable terms or at all, which could increase our costs, limit our ability to grow and dilute the ownership interests of existing stockholders; we may not manage our inventory levels successfully; changes in the value of the U.S. dollar relative to foreign currencies and any failure by us to adopt and implement an effective hedging strategy could adversely affect our operating results; we rely on foreign sources of production, which subjects us to various risks; we may fail to timely and effectively obtain shipments of product from our vendors and deliver merchandise to our customers; we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability; and our operating and financial performance in any given period might not meet the guidance that we have provided to the public and other risks detailed in our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which is available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein, and we caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	John D. Hellmann
Design Within Reach, Inc.
jhellmann@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Gleim
ICR, Inc.
andrew.greenebaum@icr-online.com; christine.gleim@icr-online.com
(310) 954-1100

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Design Within Reach, Inc.

Condensed Balance Sheets

(Unaudited)

(amounts in thousands)

	September 27, 2008	September 29, 2007
ASSETS
Current assets
Cash and cash equivalents	$5,147	$5,558
Inventory	39,431	44,224
Accounts receivable	2,733	2,851
Prepaid catalog costs	2,196	1,111
Deferred income taxes	1,251	2,078
Other current assets	1,813	2,085

Total current assets	52,571	57,907
Property and equipment, net	24,595	23,633
Deferred income taxes, net	8,182	8,083
Other non-current assets	959	992

Total assets	$86,307	$90,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,034	$12,518
Accrued expenses	4,976	5,008
Accrued compensation	2,151	2,089
Deferred revenue	1,905	3,171
Customer deposits and other liabilities	3,183	2,675
Borrowings under loan agreement	6,879	11,200
Long-term debt, current portion	305	323

Total current liabilities	35,433	36,984
Deferred rent and lease incentives	6,072	5,795
Long-term debt, net of current portion	82	320

Total liabilities	41,587	43,099
Stockholders’ equity	44,720	47,516

Total liabilities and stockholders’ equity	$86,307	$90,615

Design Within Reach, Inc.

Condensed Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$42,316	$49,026	$136,490	$141,942
Cost of sales	24,989	27,221	75,052	80,074

Gross margin	17,327	21,805	61,438	61,868
Selling, general and administrative expenses	21,843	21,301	67,908	65,783

Income (loss) from operations	(4,516)	504	(6,470)	(3,915)
Other income	115	1,825	51	1,864

Income (loss) before income taxes	(4,401)	2,329	(6,419)	(2,051)
Income tax expense (benefit)	1,237	(104)	—	(104)

Net income (loss)	$(5,638)	$2,433	$(6,419)	$(1,947)

Net income (loss) per share
Basic	$(0.39)	$0.17	$(0.44)	$(0.13)
Diluted	$(0.39)	$0.17	$(0.44)	$(0.13)
Weighted average shares used in calculation of net income (loss) per share:
Basic	14,471	14,433	14,462	14,424
Diluted	14,471	14,567	14,462	14,424